Exhibit 5.1

+1 202.942.5000
+1 202.942.5999 Fax
555 Twelfth Street, NW
 Washington, DC 20004-1206

March 3, 2015
MacroGenics, Inc.
9640 Medical Center Drive, Suite 300
Rockville, MD 20850
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").  The Registration Statement relates to 2,126,930 shares of Company Common Stock that may be issued or sold pursuant to the Company's 2013 Equity Incentive Plan (the "2013 Plan").
In connection with rendering the opinions set forth in this letter, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the 2013 Plan, (c) the Company's Restated Certificate of Incorporation, the Certificate of Correction thereto, and the Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness.
Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.  As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.
On the basis of the foregoing, and in reliance thereon, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above and that there are sufficient authorized but unissued or treasury shares of Common Stock available at the time of issuance or sale, we are of the opinion that the 2,126,930 shares of Common Stock subject to the 2013 Plan have been duly authorized by the Company and, when issued and sold for legal consideration of not less than $0.01 per share in accordance with the 2013 Plan, the Registration Statement and related prospectuses, such shares will be validly issued, fully paid, and nonassessable.
This letter does not address any matters other than those expressly addressed herein.  This letter speaks only as of the date hereof.  We undertake no responsibility to update or supplement it after such date.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Company's Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Arnold & Porter LLP

Arnold & Porter LLP